UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 29, 2006

KAL Energy, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4526 Underwood Avenue North Vancouver, British Columbia, Canada V7K 2S2
(Address of principal executive offices)

Registrant’s telephone number, including area code: 604-961-8878

Patriarch, Inc

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into Material Definitive Agreement.

On December 29, 2006, KAL Energy, Inc., (the “Registrant”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Thatcher Mining Pte. Ltd., a privately held Singapore corporation (“Thatcher”).   Closing under the Reorganization Agreement is contingent, among other things, upon receipt by the Registrant of (i) financial statements of Thatcher which have been audited in accordance with generally accepted accounting principles in the U.S,  (ii) written approval from all shareholders of Thatcher of the terms of Reorganization Agreement,  (iii) receipt of representations from the shareholders of Thatcher regarding their ownership of the shares and authority to transfer them under the terms of the Reorganization Agreement free and clear of any liens, claims or encumbrances, and (iv) delivery of the share certificates representing all of the issued and outstanding stock of Thatcher, duly endorsed for transfer.   The parties intend to close the transaction on or about January 23, 2007, or as soon thereafter as possible, and either party has the right to terminate the Reorganization Agreement in the event the closing is not completed on or before February 10, 2007

Upon closing under the Reorganization Agreement, the shareholders of Thatcher will transfer all of their shares of Thatcher to the Registrant in exchange for an aggregate of 32,000,000 shares of common stock of the Registrant.  Accordingly, following closing, Thatcher will be a wholly-owned subsidiary of the Registrant, and the Registrant will have a total of approximately 78,875,272 shares issued and outstanding, of which 46,875,272 will be owned by persons who were previously shareholders of the Registrant and 32,000,000 will be owned by persons who were previously shareholders of Thatcher, and/or their nominees.

In addition, pursuant to the terms and conditions of the Reorganization Agreement upon Closing:

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The Registrant shall pay the shareholders of Thatcher, or their nominees, the sum of US $10,000.

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The Registrant’s board of directors will be reconstituted to consist initially of Strato Malamas, Laith R. Reynolds and Andrew Caminschi.

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All current officers of the Registrant shall resign and the newly constituted board of directors shall appoint Cameron J. Reynolds as President, and shall appoint such other officers as it deems necessary and in the best interests of the Registrant.

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A total of $190,000 in currently outstanding loans from the Registrant to Thatcher shall be cancelled and deemed to have been paid in full.

The Registrant shall execute a Royalty Agreement pursuant to which it is obligated to pay the shareholders of Thatcher, or their nominees, a royalty of $0.40 per metric ton of coal sold by the Registrant or its affiliates.

Following closing, the Registrant shall complete the sale, transfer or other disposition of its pre-closing business operations, including all assets and liabilities related to such operations, and shall take steps to reserve a total of 12,000,000 shares for future issuance upon exercise of stock options.

Prior to execution of the Reorganization Agreement, the Registrant had loaned Thatcher an aggregate total of $190,000 pursuant to two loan agreements dated November 28, 2006 and

December 19, 2006, respectively (collectively the “Loan Agreements.”).  Such loans are payable on demand and are guaranteed by Cameron J. Reynolds.  Upon closing under the Reorganization Agreement such loans shall be cancelled and deemed to have been paid in full.   As of the date of the Reorganization Agreement there are no material relationships between the Registrant or any of its affiliates and Thatcher other than in respect of the Reorganization Agreement and the loan agreements described above.

The foregoing descriptions of the Reorganization Agreement and the Loan Agreements do not purport to be complete and are qualified in their entirety by reference to the complete texts of the Reorganization Agreement and the Loan Agreements, which are filed as Exhibit 2.1, 10.1 and 10.2, respectively, hereto and incorporated herein by reference.

ITEM 9.01

Exhibits

(c)

Exhibits. The following exhibit is filed herewith:

2.1

Agreement and Plan of Reorganization entered into on December 29, 2006, by and between KAL Energy, Inc., and Thatcher Mining Pte. Ltd.

10.1

Loan Agreement dated as of November 28, 2006, between Patriarch, Inc (now known as KAL Energy, Inc.), Thatcher Mining Pte. Ltd., and Cameron Reynolds.

10.2

Loan Agreement dated as of December 19, 2006, between Patriarch, Inc., (now known as KAL Energy, Inc), Thatcher Mining Pte. Ltd., and Cameron Reynolds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

KAL Energy, Inc.

By: /s/ Strato Malamas

Strato Malamas, President

January 8, 2007